AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON    AUGUST 9    , 1996
                                                      Registration No. 333-3705
_______________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                             ____________________

                           AMENDMENT NO.    3     TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________

                               ROYAL GOLD, INC.
            (Exact name of registrant as specified in its charter)

             DELAWARE                      1041                    84-0835164
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number)    Identification
                                                                     Number)
                        1660 WYNKOOP STREET, SUITE 1000
                            DENVER, COLORADO  80202
                                (303) 573-1660
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                   PETER B. BABIN, EXECUTIVE VICE PRESIDENT
                        1660 WYNKOOP STREET, SUITE 1000
                            DENVER, COLORADO  80202
                                (303) 573-1660
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ________________________

           It is requested that copies of communications be sent to:
                               PAUL HILTON, ESQ.
                            KEVIN P. STICHTER, ESQ.
                          DAVIS, GRAHAM & STUBBS LLP
                      370 SEVENTEENTH STREET, SUITE 4700
                            DENVER, COLORADO  80202
                                (303) 892-9400
                           _________________________

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  From time to time after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ].

PROSPECTUS
                           ROYAL GOLD, INC.

                           3,000,000     SHARES

                             COMMON STOCK

          This Prospectus relates to    3,000,000     shares of common
stock, $.01 par value per share (the "Common Stock"), of Royal Gold, Inc. (referred to herein, together with all subsidiaries, as "Royal Gold" or the "Company") that may be offered and issued by the Company from time to time in connection with acquisitions by Royal Gold of other businesses, properties, or joint venture interests that are related to or complementary to the Company's business. Although the Company evaluates potential acquisitions on a regular basis as an ordinary part of its business, at this time the Company has not reached any agreements or understandings with respect to any particular acquisition. The Company cannot predict when negotiations may commence or agreements may be entered into. This Prospectus, as amended or supplemented, if necessary, also relates to Common Stock which may be resold or reoffered by persons who acquired such shares pursuant to this Prospectus (the "Selling Stockholders").

          Royal Gold expects to consummate acquisitions, from time to time, in areas related to its current business. If the opportunity arises, however, Royal Gold may attempt to make other acquisitions that it considers advantageous, even though they may involve dissimilar assets or activities. The consideration for any such acquisition may include Common Stock, cash, debt instruments, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between Royal Gold and the controlling persons of the businesses or properties to be acquired. In the event of an acquisition for which no exemption from registration under the Securities Act of 1933, as amended, is available (even if integration is not taken into account and regardless of the materiality of the acquisition), the Company will furnish offerees a prospectus included in a post-effective amendment containing all of the information required by Form S-4. For any acquisition (or multiple acquisitions in the aggregate) that would have a material financial effect upon the Company, the Company will file a post-effective amendment containing the financial and other information about the acquisitions(s) required under SEC regulations, including pro-forma information about the surviving entity and, where required, historical financial information about the acquired entity.

          The shares covered by this Prospectus may be issued, directly or indirectly, in exchange for shares of capital stock, partnership interests or other assets that represent an interest, direct or indirect, in other companies or other entities, or in exchange for assets used in or related to the business of such entities, or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and the resulting issuance of any shares of Common Stock will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of mergers, consolidations, sales of assets or other business combination transactions. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition, or at or about the time of delivery of the shares.

          It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

          The Company's outstanding Common Stock is listed on the
Nasdaq Stock Market under the symbol "RGLD." The closing price of the Common Stock on June 20, 1996 was $13.0625 per share.
                       _________________________

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS SHOULD CAREFULLY REVIEW THE MATTERS SET FORTH IN "RISK FACTORS," AT PAGES 4-6 OF THIS PROSPECTUS. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is    August 9    , 1996.
                         AVAILABLE INFORMATION

          The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files annual and quarterly reports, and proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

          The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement"), under the Securities Act, with respect to the shares of Common Stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the shares offered by this Prospectus. The Registration Statement and the exhibits thereto can be obtained from or inspected and copied at the public reference facilities maintained by the Commission, as described in the prior paragraph.


                  DOCUMENTS INCORPORATED BY REFERENCE

          The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-
5664), are incorporated herein by reference:

1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995.

2. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995 (as amended), and March 31, 1996.

3. The Company's Reports on Form 8-K, dated December 12, 1996 (as amended), and April 3, 1996.

          In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the Common Stock, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date(s) of the filing of such documents.

          Any statement contained in a document all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY A PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM ROYAL GOLD, INC., AT 1660 WYNKOOP STREET, SUITE 1000, DENVER, COLORADO 80202; TELEPHONE NUMBER (303) 573-1660. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.


                              THE COMPANY

          Royal Gold is engaged in the acquisition, exploration, development and sale of gold properties, and in the acquisition of gold royalty interests.

          The Company's primary business strategy is to create and acquire royalty and other carried ownership interests in gold-producing properties through exploration and development activity (and subsequent transfer of the operating interest in the subject properties to other firms), and through the direct acquisition of royalty interests. Substantially all of the Company's revenues are and can be expected to be derived from royalty interests, rather than from mining operations conducted by the Company.

          The Company's most significant asset is a 20% net profits royalty interest in the South Pipeline Project, located in Lander County, Nevada. Production commenced at the Crescent Pit portion of South Pipeline in September 1994. The reserves at the South Pipeline Project are summarized in the following table:

                     Proven and Probable Reserves<F1>
                           December 31, 1995

                                        Average   Contained Estimated
                                 Tons    Grade    Ounces<F2>Recoveries
                                 ----   -------   --------------------
Crescent Pit
    Mill-Grade Ore<F3>        1,839,900  0.134      247,000    84%
    Heap Leach Ore<F3>        2,032,800  0.028       57,000    50%

South Pipeline
    Mill-Grade Ore<F3>        22,722,000 0.088    2,000,000    86%
    Heap Leach Ore<F3>        25,934,000 0.019      493,000    50%
- --------------------

<F1> "Reserve" is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

     "Proven (Measured) Reserves" are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes and the grade is computed from the results of detailed sampling, and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that the size, shape, depth and mineral content of the reserves are well-established.

     "Probable (Indicated) Reserves" are reserves for which the quantity and grade are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced.  The degree of assurance of probable (indicated)
     reserves, although lower than that for proven (measured) reserves, is high enough to assume geological continuity between points of observation.

<F2> Contained ounces are before an allowance for dilution of ore in the mining process and before applying estimated recovery rates.

<F3> Amounts shown represent 100% of the reserves.  The Company holds a 20% net profits interest in this property.

     For calendar year 1996, Cortez Gold Mines, the operator of the Crescent Pit/South Pipeline Project, has announced that it expects to produce 126,000 ounces of gold from the Crescent Pit. In fiscal 1995, the Company received revenues of $330,000 from its royalty interest at South Pipeline. For the fiscal year ending June 30, 1996, the Company projects, based on results to date, and based on information furnished to it by Cortez Gold Mines,

that Royal Gold will receive revenues of $3.3 million attributable to the Company's interest in the South Pipeline Project. This "forward looking statement" is subject to the safe harbor created by Section 27A of the Securities Act. Forward looking information is inherently uncertain, and actual results may vary materially from those projected. Factors that could cause results to differ materially from those projected in the referenced statement include: unanticipated ore grade; geological, metallurgical, processing or other problems; changes in gold prices; changes in project parameters as plans are refined; and other decisions made by Cortez affecting the project.
All of these factors are beyond the control of the Company. See also RISK FACTORS, below. South Pipeline is the only property in which the Company holds an interest that is currently in production.

     The Company is also conducting its own exploration programs at Long Valley, in Mono County, California; at Buckhorn South, in Eureka County, Nevada; at Ferber, in Elko County, Nevada; and at several recently-acquired prospects in Nevada and Utah. In addition, Royal Gold holds a 2% net smelter returns royalty interest in the Bob Creek property, located in Eureka County, Nevada. The Bob Creek property is now being explored by Santa Fe Pacific Gold Corporation. The Company is conducting regional exploration on the 7.5-million-acre mineral estate of Union Pacific Resources, Inc., in Utah, Colorado and Wyoming. The Company also owns 50% of a Bulgarian private company ("Greek American Exploration Ltd."), exploring for gold and other mineral resources in Bulgaria.

     Royal Gold was incorporated in Delaware in 1981. The Company's Common Stock is listed on the Nasdaq Stock Market (Small-Cap Market). The Company's executive offices are located at Suite 1000, 1660 Wynkoop Street, Denver, Colorado 80202, and its telephone number is
(303) 573-1660.


                             RISK FACTORS

     Prospective investors should carefully read this Prospectus, any Prospectus Supplement delivered herewith, and the documents incorporated by reference herein and therein. In determining whether to purchase the Common Stock, prospective investors should consider carefully the following risk factors and the other information contained in this Prospectus, in addition to the other risk factors and other information set forth in any Prospectus Supplement delivered herewith.

CURRENT ACTIVITY; RISKS OF PASSIVE OWNERSHIP

     The business of Royal Gold is to acquire gold royalty interests, and to create royalty interests through the acquisition, exploration, and subsequent disposition of gold properties on terms acceptable to the Company. Substantially all of the Company's revenues are and can be expected to be derived from royalties, rather than from mining operations conducted by the Company.

     At present, the Company's principal asset is its interest in the South Pipeline Project. The Company's success is dependent on the extent to which the South Pipeline Project proves to be successful and on the extent to which Royal Gold is able to acquire, or create, other lucrative royalty interests.

     The holder of a royalty interest typically has no executive authority regarding development or operation of a mineral property. Therefore, unless the Company is able to secure and enforce certain extraordinary rights, it can be expected that the Company will not be in control of basic decisions regarding development and operation of the properties in which the Company may have an interest.

LACK OF EARNINGS; LIMITED SOURCES OF OPERATING INCOME; LIQUIDITY

     The Company has incurred operating losses in each of the last five fiscal years. Royal Gold's immediate liquidity needs are being met from its cash resources of approximately $8,000,000, and revenues from the Company's interest in the South Pipeline Project. Current sources of cash will not be sufficient, however, to support Royal Gold's operations for an indefinite period. The Company now spends approximately $2,800,000 per year on exploration and development, and on administrative expenses.

     Although one of the Company's properties is in the development stage (Long Valley), and although a number of the Company's other properties host interesting deposits of mineralization (all of which supports the Company's expectation that the Company will eventually have a number of sources of gold income), at present the Company has no predictable source of operating income other than the Crescent Pit portion of the South Pipeline Project. Based on the Crescent Pit operator's most recent production budget, covering the twelve-month period ending December 31, 1996, the Company anticipates that its interest in Crescent Pit will yield about $3.3 million in revenue, through the fiscal year ending June 30, 1996. However, for the various reasons noted in Risks Inherent in Exploration and Mining
                         ----------------------------------------
Operations, below, no assurance can be given that these projected
- ----------
revenues will actually be realized during the stated time period. Moreover, the Company cannot presently predict, with any degree of assurance, when the operator of the South Pipeline Project will commence production of the larger South Pipeline deposit, or what will be the projected mine life of such deposit, or what will be the Company's anticipated revenues resulting from development of such deposit.

     The Company also has outstanding numerous options and warrants to purchase shares of the Common Stock. Such options and warrants have been issued at varying exercise prices, and all such options and warrants expire at staggered intervals over the next nine years. If all outstanding options and warrants that are currently "in the money" (representing, in the aggregate, some 1.8 million shares of Common Stock) were to be exercised, Royal Gold would experience a capital infusion of some $4.3 million, and the Company's existing shareholders would experience some dilutive effect. No assurance can be offered that any particular options or warrants that are currently outstanding will be exercised.

RISKS INHERENT IN EXPLORATION AND MINING OPERATIONS

     Mineral exploration is highly speculative and capital intensive. Most exploration efforts are not successful, in that they do not result in the discovery of mineralization of sufficient quantity or quality to be profitably mined. The operations of the Company are also indirectly subject to all hazards and risks normally incident to developing and operating mining properties. These risks include insufficient ore reserves, fluctuations in production costs that may make mining of reserves uneconomic; significant environmental and other regulatory restrictions; and the risks of injury to persons, property or the environment. In particular, the profitability of gold mining operations (and thus the value of the Company's royalty interests and exploration properties) is directly related to the price of gold. The price of gold fluctuates widely and is affected by numerous factors beyond the control of any mining company. These factors include expectations with respect to the rate of inflation, the exchange rates of the dollar and other currencies, interest rates, global or regional political, economic or banking crises, and a number of other factors. If the price of gold should drop dramatically, the value of the Company's royalty interests or exploration properties could also drop dramatically, and the Company might then be unable to recover its investment in those interests or properties. The selection of a property for exploration or development, the determination to construct a mine and to place it into production, and the dedication of funds necessary to achieve such purposes, are decisions that must be made long before the first revenues from production will be received. Price fluctuations between the time that such decisions are made and the commencement of production can drastically affect the economics of a mine.

     The volatility of gold prices represents a substantial risk, generally, which no amount of planning or technical expertise can eliminate. The volatility in gold prices is illustrated by the following table, which sets forth, for the periods indicated, the high and low prices in U.S. dollars per troy ounce.

                               High            Low
                               ----            ---

               1990             424            346
               1991             403            350
               1992             359            331
               1993             406            327
               1994             396            370
               1995             396            372

At June 20, 1996, the gold price (spot market) was $384.40 per ounce.

ENVIRONMENTAL RISKS

     Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production.
Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to the Company (or to other companies within the gold industry) at a reasonable price. To the extent that the Company becomes subject to environmental liabilities, the satisfaction of any such liabilities would reduce funds otherwise available to the Company and could have a material adverse effect on the Company. Laws and regulations intended to ensure the protection of the environment are constantly changing, and are generally becoming more restrictive.

PROPOSED FEDERAL LEGISLATION

     The U.S. Congress is currently considering a proposed major revision of the General Mining Law, which governs the creation of mining claims and related activities on federal public lands in the United States. As part of the most recent budget reconciliation process, each of the Senate and the House of Representatives passed separate legislation that included provisions for mining law revision, although none of that legislation was enacted into law and it currently appears unlikely that new legislation will be adopted this year. The Company expects that if Congress amends the General Mining Law, the new legislation likely will impose a royalty upon production of

minerals from federal lands and might contain new requirements for mined land reclamation, and similar environmental control and reclamation measures. It remains unclear to what extent any such new legislation would affect existing mining claims or operations. The effect of any such revision of the General Mining Law on the Company's operations in the United States cannot be determined conclusively until such revision is enacted; however, such legislation could materially increase costs at properties on federal lands such as Long Valley, Buckhorn South, Bob Creek, and a number of the Company's other exploration properties in Nevada and Utah , and such revision also could impair the Company's ability to develop, in the future, any mineral prospects that are located on unpatented mining claims.

TITLE TO PROPERTIES

     The validity of unpatented mining claims, which constitute a significant portion of the Company's property holdings in the United States, is often uncertain, and such validity is always subject to contest. Unpatented mining claims are unique property interests and are generally considered subject to greater title risk than patented mining claims, or real property interests that are owned in fee simple. The Company has not yet filed a patent application for any of its properties that are located on federal public lands in the United States, and, under proposed legislation to change the General Mining Law, patents may not hereafter be obtainable for such properties. Although the Company has attempted to acquire satisfactory title to its undeveloped properties, the Company does not generally obtain title opinions until financing is sought to develop a property, with the attendant risk that title to some properties, particularly title to undeveloped properties, may be defective.

FOREIGN OPERATIONS

     The Company's foreign operations are subject to the risks normally associated with conducting business in foreign countries, including exchange controls and currency fluctuations, limitations on repatriation of earnings, foreign taxation, laws or policies of particular countries, labor practices and disputes, and uncertain political and economic environments, as well as risks of war and civil disturbances, or other risks that could cause exploration or development difficulties or stoppages, restrict the movement of funds or result in the deprivation or loss of contract rights or the taking of property by nationalization or expropriation without fair compensation. Foreign operations could also be adversely impacted by laws and policies of the United States affecting foreign trade, investment and taxation. The Company currently has exploration projects in Bulgaria, and is actively seeking other gold exploration and gold royalty acquisition or development opportunities in several countries, including Australia, Chile, Mexico, Peru, Russia and other republics of the former Soviet Union.

COMPETITION

     There is aggressive competition within the minerals industry generally and the gold mining industry in particular to discover and acquire properties considered to have commercial potential. Royal Gold competes for promising gold exploration projects with major domestic and international mining companies, many of which have far greater financial, technical and other resources, as well as much larger exploration and development budgets, than the Company. In addition, the Company competes in its efforts to obtain financing to explore and develop mineral properties, to farmout or joint venture interests in its properties to larger mining companies for development, and to purchase gold royalty interests. In competing for the acquisition of royalty interests on gold properties, the Company competes principally with three other firms whose express strategy is also to acquire royalty interests, Franco-Nevada Mining Corporation, Inc., Euro-Nevada Mining Corporation, Inc. and Repadre Capital, Inc., each of which has substantially greater financial resources than the Company. There can be no assurance the Company will be able to acquire additional gold royalty interests on favorable terms or identify, explore, or acquire attractive properties for gold exploration and development.

DEPENDENCE ON KEY EMPLOYEE

     Royal Gold's success depends to a large extent upon the efforts and abilities of its chief executive, Stanley Dempsey. The Company maintains no life insurance on Mr. Dempsey. The loss of the services of Mr. Dempsey could have a material adverse effect on the results of the Company's operations.

LACK OF DIVIDENDS

     Royal Gold has never paid cash dividends on its Common Stock, and the Board of Directors does not currently intend to declare any such dividends. However, depending on the results of operations and the availability of capital surplus, the Board of Directors may determine that a policy of paying out dividends would be in the best interests of the Company and its shareholders.

ADVERSE IMPACT OF ISSUANCE OF SHARES

     Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely effect the market price of the Common Stock, and could impair the Company's ability to raise capital through the sale of equity securities.


                 SELECTED CONSOLIDATED FINANCIAL DATA

     Set forth on the following page are Selected Consolidated
Financial Data for the Company for the most recent five fiscal years, and for the most recent interim accounting period and for the prior-year interim accounting period.

     The selected Statements of Operations Data for the six months ended December 31, 1995 and 1994, and the selected Balance Sheet Data as of December 31, 1995 and 1994, were derived from the unaudited consolidated financial statements of the Company. In the opinion of management, these unaudited financial statements have been prepared on the same basis as the audited financial statements of the Company, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair representation of the financial position and results of operations for the periods presented. The selected Statements of Operations Data for the fiscal years ended June 30, 1995, 1994, 1993, 1992 and 1991, and the selected Balance Sheet Data as of June 30, 1995, 1994, 1993, 1992 and 1991, were derived from audited consolidated financial statements of the Company incorporated herein by reference. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements, the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's annual report on Form 10-K for the year ended June 30, 1995, and the Company's quarterly reports on Form 10-Q for the quarterly periods ended September 30, 1995, and December 31, 1995, all of which reports are incorporated herein by reference.



                                                                                                      Six Months    Six Months
                                   Year         Year          Year          Year         Year            Ended         Ended
                                  Ended        Ended         Ended         Ended         Ended         December      December
                                 June 30,     June 30,      June 30,      June 30,      June 30,          31,           31,
                                ----------   ----------    ----------    ----------    ----------     ----------    ----------
                                  1995          1994         1993          1992           1991           1995          1994
                                  ----          ----         ----          ----           ----           ----          ----
STATEMENTS OF OPERATIONS
DATA
Royalty income               $   470,421   $   152,501   $   150,000   $         0   $         0   $ 1,215,623   $   211,445
Bullion sales                          0             0             0             0       212,706             0             0
Direct cost of bullion
 production                            0             0             0             0    (1,101,292)            0             0
Consulting revenue               163,681        30,401        27,871        82,524       132,728        25,544        79,031
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
Total revenues                   634,102       182,902       177,871        82,524      (755,858)    1,241,167       290,476

Costs and expenses
 Costs of operations             217,109        78,351        65,797             0             0       114,550       106,751
 Direct cost of consulting       108,216        19,175        23,749        54,466        87,600        13,115         74,095
 General and administrative    1,014,761       752,989       582,262       670,661       853,842       607,071       511,192
 Exploration, net              1,484,599       685,556       150,667        85,861        36,949       899,250     1,000,801
 Recoupment of exploration
  costs                                0             0             0             0      (465,000)            0             0
 Abandonments and
  impairments                          0       749,350             0        17,500     7,497,661             0             0
 Lease maintenance and
  holding costs                  189,921       163,613        16,665        66,097       419,143       158,739       128,788
 Depreciation and
  amortization                   102,398        25,518        37,132        57,063        87,037        89,068        29,936
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Total costs and expenses    3,117,004     2,474,552       876,272       951,648     8,517,232     1,881,793     1,851,563
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------

   Operating loss             (2,482,902)   (2,291,650)     (698,401)     (869,124)   (9,273,090)     (650,626)   (1,561,087)

Interest and other income        386,035       142,819        34,080        39,712       245,459       215,683       169,100
Gain on mineral properties             0             0             0       193,068             0             0             0
Gain (loss) on other PP&E              0             0             0           572        (6,558)            0             0
Gain (loss) on securities         75,721       (47,276)       47,565             0             0       (13,507)          401
Gain on investments                    0             0             0             0        94,360             0             0
Interest and other expense        (4,075)       (5,431)       (1,190)       (2,239)            0        (1,359)       (1,359)
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------

Income (loss) before
 income taxes                 (2,025,221)   (2,201,538)     (617,946)     (638,011)   (8,939,829)     (439,809)   (1,392,945)
Income tax benefit                     0       750,000             0             0             0             0             0
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss)            $(2,025,221)  $(1,451,538)  $  (617,946)  $  (638,011)  $(8,939,829)  $  (439,809)  $         0
                              ===========   ===========   ===========   ===========   ===========   ===========   ===========

 Net loss per share                (0.14)  $     (0.11)  $     (0.06)  $     (0.07)  $     (1.00)  $     (0.03)  $         0
                              ===========   ===========   ===========   ===========   ===========   ===========   ===========

 Weighted average shares
  outstanding                 14,265,462    12,952,062    11,157,126     9,162,388     8,932,417    14,584,992     14,092,518

                                                                                                       December      December
                                 June 30,     June 30,      June 30,      June 30,      June 30,          31,           31,
                                ----------   ----------    ----------    ----------    ----------     ----------    ----------
                                  1995          1994         1993          1992           1991           1995          1994
                                  ----          ----         ----          ----           ----           ----          ----
BALANCE SHEET DATA
 Working capital             $ 8,722,851   $ 6,883,945   $ 1,229,389   $  (272,421)  $  (235,768)  $ 8,474,143   $ 9,035,446
 Total assets                 10,273,288     8,183,165     2,726,654     1,876,782     2,608,815    11,189,324    10,878,898
 Long-term debt, net of
  current portion                116,949       131,216       193,197       452,947       405,522       113,749       110,149
 Stockholders' equity          9,937,862     7,813,803     2,288,910       942,066     1,578,632    10,674,602    10,278,295


                      PRICE RANGE OF COMMON STOCK

The Common Stock is listed and traded on the Nasdaq Stock Market
(Small-Cap Market), under the symbol "RGLD." The table below sets forth the high and low prices, in U.S. dollars per share, of the Common Stock for the periods indicated.

                                        High      Low
                                        ----      ---
Fiscal Year Ended June 30, 1994
     First Quarter                     4.50      3.63
     Second Quarter                    8.63      3.63
     Third Quarter                     9.13      7.63
     Fourth Quarter                    9.13      7.63

Fiscal Year Ended June 30, 1995
     First Quarter                     9.12      7.25
     Second Quarter                    8.25      7.50
     Third Quarter                     8.25      5.63
     Fourth Quarter                    8.25      6.50

Fiscal Year Ending June 30, 1996
     First Quarter                     9.50      7.88
     Second Quarter                    8.63      7.38
     Third Quarter                    11.75      7.88
     Fourth Quarter                   15.88     10.25


                            DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock, and the Board of Directors does not currently intend to declare any such dividends. However, in the future, depending on the results of operations and the availability of capital surplus, the Board of Directors may determine that a policy of paying out dividends would be in the best interests of the Company and its shareholders.


                         PLAN OF DISTRIBUTION

     This Prospectus relates to    3,000,000     shares of Common
Stock that may be offered and issued by the Company from time to time in connection with acquisitions by Royal Gold of other businesses or properties by Royal Gold. This Prospectus, as amended or supplemented, if necessary, also relates to certain shares of Common Stock which may be resold or reoffered by persons who acquired such shares pursuant to this Prospectus.

     Royal Gold expects to consummate acquisitions in areas related to its current business. If the opportunity arises, however, the Company may attempt other acquisitions that it considers to be advantageous, even though they may involve dissimilar activities or assets. The consideration for any such acquisition may include Common Stock, cash, debt instruments, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between Royal Gold and the owners or controlling persons of the businesses or properties to be acquired.

     The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, or in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock

under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired, or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition, or at or about the time of delivery of the shares.

     It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares covered by the Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

     The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Shareholders may be effected from time to time on the Nasdaq Stock Market at prevailing prices at the time of such sales, at prices related to such prevailing prices, or at negotiated prices. The Selling Stockholders may sell all or a portion of the shares offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing price of the Common Stock on the Nasdaq Stock Market.

     The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts,
concessions or commissions from the Selling Stockholders.   The
Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company may agree to indemnify the Selling Stockholders and any underwriter with respect to the shares of Common Stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any Selling Stockholders, (b) the name of any such broker-dealers, (c) the number of shares involved, (d) the price at which such shares are to be sold,
(e) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (f) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (g) other facts material to the transaction.

     There is no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby.

     The Company may agree to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby, except that the Selling Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

     The Company may agree to keep the Registration Statement relating to the offering and sale by the Selling Stockholders of the shares of Common Stock continuously effective until a fixed date or such earlier date as such shares of Common Stock may be resold without registration under the provisions of the Securities Act.


                         SELLING STOCKHOLDERS

     The Selling Stockholders may sell the shares of Common Stock offered hereby from time to time and may choose to sell less than all or none of such shares.


                     DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.

COMMON STOCK

     Upon completion of this offering, the Company will have at least 17,461,000 shares of Common Stock outstanding (on a fully-diluted basis, there could be as many as 19,287,000 shares outstanding). Holders of Common Stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of stockholders and do not have any cumulative voting rights. Holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.

     Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. See "Dividend Policy." Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption, or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid and non-assessable.

PREFERRED STOCK

     The Company has an authorized class of undesignated Preferred Stock consisting of 10,000,000 shares, none of which are presently issued and outstanding. The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to 10,000,000 shares of Preferred Stock from time to time, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, and conversion rights.

     The Board of Directors has the authority to issue shares of Preferred Stock and to determine its rights and preferences, to eliminate delays associated with a stockholder vote on specific issuances. While providing desirable flexibility in connection with possible acquisitions and other corporate purposes, the issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation, and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER, INDEMNIFICATION, AND LIMITED LIABILITY
PROVISIONS

     The Company is subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"), which imposes restrictions on business combinations (as defined therein) with interested stockholders (being any person who has acquired 15% or more of the Company's outstanding voting stock). In general, the Company is prohibited from engaging in business combinations with an interested stockholder for a period of three years from

the date a person becomes an interested stockholder, unless (i) before such person became an interested stockholder, the Board of Directors of the Company approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to the date on which such person became an interested stockholder, the business combination is approved by the Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the Company not owned by the interested stockholder. Under Section 203 of the Delaware Law, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the Company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors. By restricting the ability of the Company in engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers.

     In addition, the Company's Certificate of Incorporation, as amended (the "Certificate"), contains certain provisions which may have the effect of delaying, deferring, or preventing a change in control of the Company. The Certificate provides that the Board of Directors shall consist of three classes of directors, each serving for a three-year term ending in a successive year; provided, however, that initially Class I directors will serve for a one-year term and Class II directors will serve for a two-year term. This provision may make it more difficult to effect a takeover of the Company because it would generally take two annual meetings of stockholders for an acquiring party to elect a majority of the Board of Directors. As a result, a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of stock because it could operate to prevent obtaining control of the Board of Directors in a relatively short period of time.

     As permitted by the provisions of the Delaware Law, the Certificate limits, in certain circumstances, the monetary liability of directors of the Company for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the Delaware Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware Law); or
(iv) for any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate the liability of a director for violations of federal securities laws, nor do they limit the rights of the Company or its stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

     The Company's Certificate and Bylaws provide that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the Delaware Law. Under such provisions any director or officer, who, in his capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. The Certificate, Bylaws, and the Delaware Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

TRANSFER AGENT

     The transfer agent for the Company's Common Stock is American Securities Transfer, Inc., Denver, Colorado.


                       VALIDITY OF COMMON STOCK

     The validity of the Common Stock to be offered hereby will be passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado.


                                EXPERTS

     The consolidated financial statements and the related supplemental schedules as of June 30, 1995 and June 30, 1994 and for each of the three years in the period ended June 30, 1995, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended June 30, 1995, have been audited by Williams, Richey & Co., independent accountants, as stated in their reports which are incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein or incorporated by reference herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.





                           TABLE OF CONTENTS

Available Information. . . . . . . . . . . . . . . . . . . . . . . . 2
Documents Incorporated by Reference. . . . . . . . . . . . . . . . . 2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Selected Consolidated Financial Data . . . . . . . . . . . . . . . . 8
Price Range of Common Stock. . . . . . . . . . . . . . . . . . . . .10
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . .10
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . .10
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . .12
Description of Capital Stock . . . . . . . . . . . . . . . . . . . .12
Validity of Common Stock . . . . . . . . . . . . . . . . . . . . . .14
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14



                           3,000,000     SHARES






                           ROYAL GOLD, INC.




                             COMMON STOCK






                           ----------------
                              PROSPECTUS
                           ----------------










                            August 9    , 1996

                                PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article TWELFTH of the Company's Certificate of Incorporation, as amended, and Article VI of the Company's Amended and Restated Bylaws (collectively the "Governance Documents") confer indemnification rights on the Company's officers and directors.

     Section 102 of the Delaware General Corporation Law (the "Delaware Law") allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Article TWELFTH of the Company's Certificate of Incorporation, as amended, eliminates directors' personal liability in accordance with such
Section 102 of the Delaware Law.

     Section 145 of the Delaware Law authorizes corporations to indemnify directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with civil, criminal, administrative, or investigative actions, suits or proceedings to which such persons are parties or threatened to be made parties by reason of their corporate position (other than actions by or in the right of the corporation to procure a judgment in its favor--so called "derivative suits") if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. With respect to derivative suits, Section 145 prescribes a similar standard of care but limits the available indemnification to expenses (including attorneys' fees) reasonably incurred in connection with the defense or settlement of such action or suit and further provides that if the derivative suit results in a judgment that the person seeking indemnification is liable to the corporation, no such indemnification is to be made without court approval. Section 145(f) of the Delaware Law also specifically permits corporations to provide their officers, directors, employees and agents with indemnification and advancement of expenses in addition to those specifically required and/or permitted to be provided pursuant to other provisions of
Section 145.

     Under the provisions of the Governance Documents, each person who was or is made a party to, or is threatened to be made a party to or is involved in, any action, suit or other legal proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or is or was performing services at the Company's request for another entity, including service with respect to employee benefit plans, shall be indemnified to the full extent permitted by Delaware Law as in effect or as it may be amended against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. The rights to indemnification conferred pursuant to the Governance Documents are contract rights and include the right to receive payment for expenses of defending a proceeding prior to its final disposition, provided that if the Delaware Law so requires (and it currently does), such advance payment shall be made only upon receipt by the Company of an undertaking to the effect that all amounts so advanced will be repaid if it is ultimately found that the party who received such amounts is not entitled to be indemnified. The effect of providing that the indemnification rights are contract rights is to permit indemnified individuals to enforce such provisions directly against the Company. In addition, the Governance Documents authorize the Company to provide other permissible indemnification. Finally, the Governance Documents provide that the Company may maintain insurance to protect itself and any of its officers, directors, employees or agents, to the limit of such coverage, against any expense, liability or loss, even if the Company would not have the power itself to indemnify such person against such expense, liability or loss under the Delaware Law.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES.

(A)  EXHIBITS

Exhibit
Number         Description of Exhibit
- ------         ----------------------

 4.1      Certificate of Incorporation of the Company, as amended(1)
 4.2      Bylaws of the Company, as amended(2)
 4.3      Form of Common Stock Certificate(3)
 5.1      Opinion of Davis, Graham & Stubbs LLP*
23.1      Consent of Williams, Richey & Co.+
23.2      Consent of Davis, Graham & Stubbs LLP (included in Exhibit
          5.1)*
24        Form of Power of Attorney*

____________________

+    Filed herewith.

(1) Certificate of Amendment of Certificate of Incorporation, dated April 10, 1996, is previously filed; remainder of Certificate of Incorporation and amendments thereto are incorporated by reference to: (a) Exhibit (b) to the Company's Report on Form 10-K for the fiscal year ended December 31, 1980 (original certificate and amendment thereto); (b) Exhibit 3(c) to the Company's Registration Statement on Form S-1 (Registration No. 2-84642) (amendment to certificate); (c) Exhibit (xiv) to the Company's Report on Form 10-K for the fiscal year ended June 30, 1987 (amendment to certificate); and (d) Exhibit 3(f) to the Company's Report on Form 10-K for the fiscal year ended June 30, 1990 (amendment to certificate).

(2) Incorporated by reference to Exhibit (d) to the Company's Report on Form 10-K for the fiscal year ended December 31, 1980.

(3)  Incorporated by reference to Exhibit 4(b) to the Company's
     Registration Statement on Form S-1 (Registration No. 2-84642).

* Filed as an Exhibit to the Company's Registration Statement on Form S-4 as filed on May 14, 1996, Registration No. 333-3705, and incorporated herein by reference.

**   Filed as an Exhibit to the Company's Amendment No. 1 to
     Registration Statement on Form S-4 as filed on July 1, 1996,
     Registration No. 333-3705, and incorporated herein by reference.

     (B)  FINANCIAL STATEMENTS SCHEDULES*

* Certain exhibits and schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission, relating to Form S-4, are not required under the related instructions, or are inapplicable at this time, and such schedules have therefore been omitted.

     (C)  REPORTS, OPINIONS AND APPRAISALS MATERIALLY RELATING TO THE
TRANSACTION

     Not applicable.

ITEM 22.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a) (1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d)  The undersigned Registrant undertakes that every prospectus
(i) that is filed pursuant to the immediately preceding paragraph, or
(ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification

is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this Registration Statement would itself qualify for an exemption from Section 5 of the Securities Act of 1933, absent the existence of other similar (prior or subsequent) transactions.


                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as
amended, the Registrant has duly caused this Amendment No.    3     to
the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, effective
as of the    August 9    , 1996.

ROYAL GOLD, INC.



By:  STANLEY DEMPSEY
     ------------------------------
     Stanley Dempsey
     Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as
amended, this Amendment No.    3     to the Registration Statement has
been signed below by the following person in the capacity indicated on
   August 9    , 1996:

Signature                          Title
- ---------                          -----

THOMAS A. LOUCKS                   Executive Vice President and
- --------------------------------   Treasurer (principal financial and
Thomas A. Loucks                   principal accounting officer)


/s/ John W. Goth*                  Director
- --------------------------------
John W. Goth


/s/ Pierre Gousseland*             Director
- --------------------------------
Pierre Gousseland


/s/ S. Oden Howell, Jr.*           Director
- --------------------------------
S. Oden Howell, Jr.


/s/ Merritt E. Marcus*             Director
- --------------------------------
Merritt E. Marcus


/s/ Edwin W. Peiker, Jr.*          Director
- --------------------------------
Edwin W. Peiker, Jr.


/s/ James W. Stuckert*             Director
- --------------------------------
James W. Stuckert


*By: PETER B. BABIN
    ---------------------------
    Peter B. Babin
    Attorney-in-Fact

                           INDEX TO EXHIBITS

Exhibit
Number                   Description of Exhibit
- ------                   ----------------------

23.1                Consent of Williams, Richey & Co.




                                 II-6